Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Communications Systems, Inc. (the "Company") on Form S-8 of our report dated March 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill and other intangible assets in 2002), appearing in the Annual Report on Form 10-K of Communications Systems, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

November 11, 2004